Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S 8 (File No. 333-33374 and 333-126236) of Appliance Recycling Centers of America, Inc. of our report dated March 19, 2009 which appears on page 29 of this annual report on Form 10-K for the year ended January 3, 2009.

/s/ VIRCHOW, KRAUSE AND COMPANY, LLP

Minneapolis, Minnesota

March 19, 2009